Calculation of Filing Fee Tables
F-3
CANADIAN IMPERIAL BANK OF COMMERCE /CAN/

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,000,000.00. The prospectus is a final prospectus for the related offering.